SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
               under Section 12(g) of the Securities Exchange Act
          of 1934 or Suspension of Duty to File Reports Under Sections
              13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 0-2246

                             Westbrae Natural, Inc.
             (Exact name of registrant as specified in its charter)

                             1065 East Walnut Street
                            Carson, California 90746
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                     Common Stock, par value $.01 per share
            (Title of each class of securities covered by this Form)


                                      None
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ X ]           Rule 12h-3(b)(1)(ii) [   ]
         Rule 12g-4(a)(1)(ii) [   ]           Rule 12h-3(b)(2)(i)  [   ]
         Rule 12g-4(a)(2)(i)  [   ]           Rule 12h-3(b)(2)(ii) [   ]
         Rule 12g-4(a)(2)(ii) [   ]           Rule 15d-6           [   ]
         Rule 12h-3(b)(1)(i)  [ X ]


     Approximate number of holders of record as of the certification or notice date:
                                Common Stock: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Westbrae Natural, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                            WESTBRAE NATURAL, INC.


DATE: November 14, 1997                     BY: /s/ Jack Kaufman
                                                ----------------------------
                                               Name: Jack Kaufman
                                               Title: Vice President and
                                                      Assistant Secretary